Exhibit 99.2
Post Holdings Announces Executive Transition
ST. LOUIS, May 7, 2026 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today announced that Robert Vitale, Post’s Chairman and CEO, will become Executive Chairman on October 1, 2026, and Nicolas Catoggio, Post’s Executive Vice President and Chief Operating Officer, will transition to President and CEO of Post.
During his tenure at Post, Vitale oversaw the expansion of the company into multiple new categories, into international markets and led over 50 unique capital markets and M&A transactions. As Executive Chairman, Vitale will provide strategic guidance on capital allocation and advise Nicolas in his new role as CEO.
“Nico is an exceptional leader,” Vitale said. “Over the past several years, he has driven strong performance at Post Consumer Brands, led integration of acquisitions, and earned the trust of our teams across the organization. He has the right judgement and experience to lead the company as we continue to execute our strategy to create long-term value for our shareholders.”
Nicolas was named Post’s COO in January 2026. Previously, Nicolas led Post Consumer Brands as President and CEO since September 2021. Prior to joining Post, Nicolas served as Managing Director and Senior Partner in Boston Consulting Group’s Consumer Goods practice. At BCG, Nicolas advised Post for many years on M&A diligence, integrations and portfolio realignment, and was involved in numerous M&A transactions in the broader food and beverage industry.
“I am honored to take on this role and want to thank Rob for his leadership and partnership and the board for its confidence in me,” Nicolas said. “I’m eager to build on our momentum as we continue to strengthen our businesses and pursue opportunities that enhance shareholder value.”
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company with businesses operating in the center-of-the-store, refrigerated, foodservice and food ingredient categories. Its businesses include Post Consumer Brands, Michael Foods, Bob Evans Farms and Weetabix. Post Consumer Brands is a leader in the North American branded and private label ready-to-eat cereal and granola, pet food and nut butter categories. Michael Foods and Bob Evans Farms are leaders in refrigerated foods, delivering innovative, value-added egg and refrigerated potato side dish products to the foodservice and retail channels. Weetabix is home to the United Kingdom’s number one selling ready-to-eat cereal brand, Weetabix®. For more information, visit www.postholdings.com.

Contact:
Media Relations
Tara Gray
tara.gray@postholdings.com
(314) 644-7648
Investor Relations
Daniel O’Rourke
daniel.orourke@postholdings.com
(314) 806-3959
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